UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 20, 2020

Date of Report (Date of earliest event reported)

Bicycle Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-38916	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B900, Babraham Research Campus Cambridge CB22 3AT United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 1223 261503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.01 per share	n/a	The Nasdaq Stock Market LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.01 per share	BCYC	The Nasdaq Stock Market LLC

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2020, Bicycle Therapeutics plc (the “Company”) and its three wholly-owned subsidiaries (collectively, “Bicycle”) entered into a Licence and Settlement Agreement (the “License Agreement”) and a Settlement Agreement (the “Settlement Agreement” and, together with the License Agreement, the “Pepscan Agreements”) with Pepscan Systems BV and certain affiliated companies (collectively, “Pepscan”), pursuant to which Bicycle and Pepscan settled all intellectual property disputes worldwide between Bicycle and Pepscan related to Pepscan’s CLIPS (Chemical Linkage of Peptides onto Scaffolds) peptide technology and certain Bicycle patents.

Under the terms of the License Agreement, Pepscan has granted to Bicycle an irrevocable, perpetual, sub-licensable, non-exclusive worldwide license under certain Pepscan patents and know-how relating to Pepscan’s CLIPS peptide technology to make, develop, use, manufacture, import, sell, dispose of, offer to sell, stock or otherwise supply Bicycle’s product candidates BT1718 and THR149. In consideration for this license, Bicycle will make an upfront payment of €2.0 million to Pepscan, will pay €1.0 million to Pepscan on November 20, 2021, and will make potential additional payments to Pepscan based on achievement of specified clinical, regulatory and commercial milestones. These potential additional payments are in the low single digit millions of euros, in the aggregate, for achievement of clinical and regulatory milestones. The potential commercial milestone payments are tiered based on sales for each of BT1718 and THR149 and will not exceed an aggregate amount in the mid double digit millions of euros. The License Agreement comprises full and final settlement both of the parties’ claims against each other relating to Pepscan’s applicable patents and know-how and of all other applicable contractual claims between Bicycle and Pepscan and includes a covenant not to sue in the future with respect to any such claims. Bicycle and Pepscan have also agreed to withdraw from any active proceedings relating to these claims.

Under the Settlement Agreement, Pepscan (i) will withdraw from any ongoing opposition proceedings relating to certain Bicycle patents, (ii) releases and forever discharges any and all of its claims relating to these Bicycle patents, and (iii) covenants not to commence or re-institute any proceedings or oppositions related to these patents. Bicycle also releases and forever discharges any and all of its claims relating to certain elements of these patents and covenants not to commence or re-institute any proceedings or oppositions against Pepscan, unless Pepscan is in breach of its obligations under the Settlement Agreement. In consideration for Pepscan’s withdrawal and release of claims, Bicycle will make an additional €1.0 million upfront payment to Pepscan.

The above description of the Pepscan Agreements does not purport to be complete and is qualified in its entirety by reference to the License Agreement and the Settlement Agreement, each of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ending December 31, 2020.

Item 8.01	Other Events.

On November 20, 2020, the Company issued a press release regarding the Pepscan Agreements. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
99.1	Press release dated November 20, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2020	BICYCLE THERAPEUTICS PLC

	By:	/s/ Lee Kalowski
Name: Lee Kalowski
Title: Chief Financial Officer